EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
PAR Technology Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-119828, 33-04968, 33-39784, 33-58110, 33-63095 and 333-137647) on Form S-8 and the registration statement (No. 333-102197) on Form S-3 of PAR Technology Corporation of our report dated April 4, 2012, with respect to the consolidated balance sheet of PAR Technology Corporation as of December 31, 2011, and the related consolidated statements of operations, comprehensive loss, changes in shareholders' equity, and cash flows for the year then ended, which report appears in the December 31, 2012 annual report on Form 10-K of PAR Technology Corporation.

/s/ KPMG LLP

Syracuse, New York
March, 13, 2013